UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 21, 2006, the Company filed a Current Report on Form 8-K with the Commission that contained a copy of a Press Release issued by the Company on the same day in which the Company announced that it was planning to realign its manufacturing capacity. On July 20, 2006, the Company’s Board of Directors approved a restructuring plan to better align the Company’s manufacturing capacity in certain higher cost geographies and to properly size its manufacturing sites with perceived current market conditions (the “Restructuring Plan”). The Restructuring Plan as discussed reflects the Company’s intention only and that the restructuring decisions at certain foreign plants are still subject to consultation with the Company’s employees and their representatives. Based on the analysis done to date, the Company currently expects to recognize approximately $200 to $250 million in pre-tax restructuring and impairment costs during the Company’s fourth fiscal quarter of 2006 and over the course of fiscal years 2007 and 2008. A significant portion of these costs are currently expected to be recorded in the Company’s operating results for the fiscal quarter ending August 31, 2006. The Company currently expects that a significant portion of the total restructuring costs will be related to employee benefit and severance arrangements. The charges related to the Restructuring Plan, excluding asset impairment charges, are currently expected to result in cash expenditures that will be payable over the course of the Company’s fourth fiscal quarter of 2006 and over the course of fiscal years 2007 and 2008. The exact timing of these charges and cash outflows, as well as the estimated cost ranges by category type, have not been finalized. This information will be subject to the finalization of timetables for the transition of functions, consultation with employees and their representatives as well as the statutory severance requirements of the particular legal jurisdictions impacted, and the amount and timing of the actual charges may vary due to a variety of factors.

To the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K as details of the Restructuring Plan are refined and estimates of related costs and charges are finalized.

Item 2.06. Material Impairments.

In connection with the Restructuring Plan described in Item 2.05 above, the Company is performing an impairment assessment on certain long-term assets (including property, plant and equipment and net deferred tax assets) held by each facility impacted by the Restructuring Plan. Assets that are determined to be impaired will be written down to fair value. At this time, the Company is unable to make a final determination of the estimated range related to the impairment charges. However, to the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K or include such disclosures in future Forms 10-Q and 10-K as details of the Restructuring Plan are refined and estimates of the related costs and charges are finalized. The impairment charges ultimately recorded are not expected to result in material future cash expenditures.

Item 5.03. Amendments Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2006, the Board amended Section 4.1 of the Company’s Bylaws to expressly permit Board committees to consist of one member. A copy of the Company’s Bylaws, as amended, is attached to this Form 8-K as Exhibit 3.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description
3.2	Registrant’s Bylaws, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

July 26, 2006	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

EXHIBIT INDEX

3.2	Registrant’s Bylaws, as amended.